Exhibit 17.1

To: Cardima, Inc.

I hereby resign as President and Chief Executive Officer and from the Board of Directors of Cardima, Inc., effectively immediately.

Date: November 30, 2010	By:	/s/ Robert Cheney
Robert Cheney
Chief Executive Officer